UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Michael H. Jordan
   51 West 52nd Street, 35th Floor
   NY, New York 10019
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   FY '99 ended 1/29/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock 1               |7/27/ |G   |18142             |D  |N/A        |                   |D     |                           |
                             |1998  |    |                  |   |           |                   |      |                           |
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Common Stock                 |11/24/|G   |3847              |D  |N/A        |138011             |D     |                           |
                             | 1998 |    |                  |   |           |                   |      |                           |
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Common Stock                 |      |    |                  |   |           |704                |I     |By Deferred Comp. Plan     |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Nonqualified Stock Optio|$0.584  |     |    |           |   |2    |8/24/|Common Stock|       |       |144000      |D  |            |
ns                      |        |     |    |           |   |     |03   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$0.959  |     |    |           |   |3    |2/24/|Common Stock|       |       |480000      |D  |            |
ns                      |        |     |    |           |   |     |03   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$1.069  |     |    |           |   |4    |8/19/|Common Stock|       |       |192000      |D  |            |
ns                      |        |     |    |           |   |     |04   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$2.322  |     |    |           |   |5    |8/24/|Common Stock|       |       |192000      |D  |            |
ns                      |        |     |    |           |   |     |05   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$4.144  |     |    |           |   |6    |8/29/|Common Stock|       |       |192000      |D  |            |
ns                      |        |     |    |           |   |     |06   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$18.52  |     |    |           |   |7    |7/18/|Common Stock|       |       |96000       |D  |            |
ns                      |        |     |    |           |   |     |07   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$57.797 |7/17/|A   |11246      |A  |8    |7/17/|Common Stock|11246  |N/A    |            |D  |            |
ns                      |        | 1998|    |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$57.797 |9/30/|G   |11246      |D  |8    |7/17/|Common Stock|11246  |N/A    |0           |D  |            |
ns                      |        | 1998|    |           |   |     |08   |            |       |       |            |   |            |
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Explanation of Responses:
1. The information contained in this Form 5 has been adjusted to take into account the two-for-one stock splits paid on March 5 and September 4 of 1998, but has not been adjusted for the one paid on March 6, 1999.
2. Exercisable on 8/24/98.
3. Exercisable in accordance with the following schedule: 96,000 shares on 2/24 of each year from 1994 through 1998.
4. Exercisable in accordance with the following schedule: 38,400 shares on 8/19 of each year from 1995 through 1999.
5. Exercisable in accordance with the following schedule: 38,400 shares on 8/24 of each year from 1996 through 2000.
6. Exercisable in accordance with the following schedule: 38,400 shares on 8/29 of each year from 1997 through 2001.
7. Exercisable in accordance with the following schedule: 19,200 shares on 7/18 of each year from 1998 through 2002.
8. Exercisable in accordance with the following schedule: 2,249 shares on 7/17 of each year from 1999 through 2002 and 2,250 shares on 7/17/03.